Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the captions “Experts”, “Summary Consolidated Financial Data” and “Selected Consolidated Financial Information”, and to the use of our report dated April 22, 2010, in the Registration Statement (Form F-1) and the related Prospectus of SouFun Holdings Limited dated September 2, 2010.
/s/ Ernst & Young Hua Ming
Shenzhen, the People’s Republic of China
September 2, 2010